Exhibit 99.9

FOR IMMEDIATE RELEASE: September 12, 2000


           SPECIALTY FOODS ANNOUNCES SALE
        OF MOTHER'S AND ARCHWAY COOKIE COMPANIES
                    TO PARMALAT


DEERFIELD, IL - Specialty Foods Corporation today announced that it has signed an agreement to sell Mother's Cake &
Cookie Company and Archway Cookies to Parmalat SpA. The purchase price is $250 million.

Completion of the transaction is subject to customary governmental approval and certain conditions related to the financial reorganization of the Specialty Foods parent holding companies.

Mother's and Archway form the third largest cookie company in the United States. Parmalat, which is based in Italy, is one of the world's largest food companies and is present in 31 countries across 5 continents. With annual sales of over $6 billion, Parmalat is a world leader in liquid milks and has leading positions in several other product categories.

"We are very pleased to add Mother's and Archway to our rapidly growing North American bakery businesses," said Robert Cortese, Parmalat's Global Head of Bakery. "These are outstanding brands with very significant opportunities for growth. We look forward to welcoming the Mother's and Archway employees and distributors to the Parmalat family of companies."

The financial reorganization of the Specialty Foods parent holding companies will be completed in accordance with the agreement between Specialty Foods and certain of its bondholders as announced in June of this year. Specialty
Foods will announce its plans in the near future.

Specialty Foods is a privately-held company formed in 1993.
The company's previous holdings included Stella Foods, a leading cheese producer sold in 1997, and Metz Baking
Company, the leading Midwest bread company, sold in March of this year.



Contact:  Media:  Andy Stern, Sunwest Communications, Inc. (214) 373-1601, x228
          Investors: Sean Stack, Specialty Foods (847) 405-5330